Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
IGI, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-35047, 33-43212, 333-47006 and 333-61716) and Form S-8 (Nos. 33-35047, 33-43212, 33-63700, 33-65249, 333-28183, 333-65553, 333-67565, 333-79333, 333-79341 and 333-52312) of our report dated March 18, 2006 relating to the consolidated balance sheet of IGI, Inc. and Subsidiaries as of December 31, 2005 and the related statements of operations, cash flows and stockholders' equity and comprehensive (loss) for each of the years in the two year period ended December 31, 2005, which appears in the December 31, 2005 Annual Report on Form 10-KSB of IGI, Inc. and Subsidiaries.

Our report dated March 18, 2006, contains an explanatory paragraph that states that the accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As disclosed in the financial statements, the Company has sustained recurring operating losses and as of December 31, 2005, had a working capital deficiency of $501,000. As described more fully in Note 2 to the financial statements, the Company does not have sufficient cash to maintain operations or provide financing for future growth. Management's plans regarding this matter are also described in Note 2. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
April 11, 2006

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